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The following is a transcript of a presentation/conference call to analysts and investors by General Dynamics Corporation discussing the Veridian transaction.

                  GENERAL DYNAMICS PRESENTATION/CONFERENCE CALL

                            MODERATOR: NICK CHABRAJA
                                  JUNE 10, 2003
                                 10:30 A.M. EST


RAY LEWIS: Well good morning and welcome to the General Dynamics presentation and conference call on our proposed acquisition of Veridian. Before I introduce our speaker's today I would like to take care of a couple of pieces of business.

First you will hear some forward-looking statements today. These represent the best estimates of the people making those statements. But obviously they are subject to the normal risks of any business evaluation. And I would recommend that you look at the 10-Ks and annual reports of both companies for a more thorough exploration of those risks.

In addition, this presentation is for information only. It is neither a solicitation of a proxy or an offer to purchase shares of Veridian Corporation. All of those things will be dealt with with the appropriate materials cleared by the SEC. And again, if you have access to the news release that we gave yesterday there is a more full some explanation of that particular point.

With that said, I have the pleasure of introducing the Chairman and Chief Executive Officer of General Dynamics, Nick Chabraja.

NICK CHABRAJA, CHAIRMAN AND CHIEF EXECUTIVE OFFICER, GENERAL DYNAMICS: Thank you, Ray (ph) and good morning. I think the format we'll follow here is I'll say a few words about this transaction, really more prosaic information. And then I want to introduce Ken Dahlberg to you, our Executive Vice President Information Systems and Technology group to get in to the fit, the strategic fit. And we're also pleased to have David Langstaff with us, the CEO of Veridian who will also talk to you about the same subject matter.

And then I'll pick up some of the economics of the transaction, some of the transaction metrics. And then we'll get to your questions on the entire array.

This transaction, as you know, from the release is about a billion-and-a-half dollar transaction, $35 a share in cash. And the assumption of Veridian's bank line. It's, of course, subject to Veridian shareholder vote and the normal regulatory approvals. We expect to close late in the quarter, although I must say to you we have a timeline that if we are successful in all of our pursuits, could close this transaction in 60 days which would be a happy event for all of us. It is initially accretive to us, earnings and cash flow right off the get go.

Just a touch on Veridian. They have quite a handsome backlog. They're prime on about 80 percent of the contracts in their backlog. In addition, they have some ID IQ contracts that aren't represented in that backlog that represent for them really tremendous future opportunity. And give us a high degree of confidence in the growth forecast and picture that we're purchasing. It's a company with 7,300 very talented employees, highly educated. Seventy-five of whom -- 75 percent of whom hold security clearances.

With that said, I'd like Ken and then subsequently David to speak with you a little bit about the fit gear.

KEN DAHLBERG, EXECUTIVE VICE PRESIDENT INFORMATION SYSTEMS AND TECHNOLOGY: Thank you, Nick. And good morning to all. I must say from the outset, I am personally delighted with this tremendous opportunity to acquire what I consider an intellectual powerhouse in intelligence surveillance and reconnaissance with terrific IT services component. This is a company much like IS&T within GD built over the use through very critical strategic acquisitions. And they've had a history of 50 years of addressing their critical information needs of their customers.

Their core capabilities, right from the outset compliment IS&T. Not a lot -- any overlap that we can see and really will allow us to provide our customers with truly more end-to-end solutions to meet their combined needs.

Veridian as it shows on the chart, provides intelligence surveillance and reconnaissance services and products that enhance information superiority and contribute to the national security. I'm really excited about their leading edge ISR technology and systems engineering expertise, which would really add to our stable capabilities, that give GD really enhanced capabilities in IS architecture modeling and simulation, synthetic aperture radar systems design as well as imaging and remote sensing systems design. A lot of work in multi sensor fusion and data correlation algorithms. Visualization and information extraction techniques.

Their knowledge and decision support systems are built to aid their customers to make critical decisions. So they have clever algorithms and data mining and warehousing information fusion and correlation and other data management technologies which will allow us to provide a lot more key capabilities within the GD customer base.

In network security and enterprise protection, Veridian has been a trusted designer and operator of secure intelligent networks protecting important elements of our country's communications infrastructure for many, many years. And one of the only companies that have the accredited level four capabilities which will help us on competing programs in the future.

Veridian has been engaged for quite some time in the chem bio and nuclear technology applications. They build chemical detectors. They build biological sensors. And have made recent inroads in to homeland security which we see as a burgeoning market for our company. Surrounding all of these capabilities, they just bring solid modeling and simulation which was a real gap within our IS&T operations. That's something that we have continued to look to see how we could growth either organically or through an acquisition. This really gives us a jump start in that.

And of course, their entire innovative technology base that Nick mentioned is built around their system engineering and software expertise. So clearly, to me this acquisition is all about acquiring innovation. Acquiring key technology and growing markets via excellent presence.

Veridian extends our reach in the DOD intelligence and homeland security communities as well as some federal security related agencies that we have not heretofore been involved in like TSA, like the Department of Justice, the Department of the Interior. In addition, they have just made some modest inroads in the state and local emergency response areas which we at GD view as a growing marketplace.

Again, even in the customer base there seems to be virtually no overlap in our services and products and the base supply vice (ph) - our current GD IS&T customer base. So it's very mutual, very complimentary.

It should be obvious by now, that my enthusiasm and excitement about this acquisition is high. We are getting terrific people. Phenomenal technology and expansive customer base that we can spring board on and truly provide our customers more end-to-end solutions.

Now I'd like to introduce, David, CEO of -- David Langstaff, the CEO of Veridian to give his perspective and views on this transaction. David.

DAVID LANGSTAFF, CHIEF EXECUTIVE OFFICE, VERIDIAN: Good. Thank you, Ken and thank you, Nick.

From Veridian perspective's I think this is about terrific fit. It's about growth an opportunity and it's about culture. The fit is marvelous. It's not often you can put companies that serve the national security community as both GD and Veridian do together without having overlap that could cause issues on integration. But in fact, we have found that we don't compete with each other in the market. There's virtually no overlap. And there's a terrific compatibility of what we do with what GD brings. So the fit is terrific.

Veridian, as I think a number of you who have followed us know, we have seen over the last number of quarters accelerating growth. We posted 19 percent in Q1 organic growth, 14 percent in Q4. We as a billion one to billion two player are one of the larger players in the markets we serve, but still not such a larger player that we could capture the kinds of opportunities that we're facing.

And so when you take Veridian and combine it with Ken's part of General Dynamics, you've got a five to $6 billion company or business within the company that is a major player overnight. And I think that they growth opportunities that we will have together will be substantial. And this is a market that we know very well. We see it with some long legs. As I've said to analysts before, national security is not something you do for a little while, check the box and move on. It's something that is here to stay. And is something which will be a priority of this country for many, many years.

So from our standpoint, this is a way to rocket launch our vision of being a major player at a time when new opportunities are beginning to roll out. And we think this is truly going to be a terrific combination.

Veridian is a people business. It services -- we employee people with extraordinary skills. Security clearances are a defacto part of our business. And so the fit from the standpoint of operations was a very important consideration to me and to our Board. GD is an extremely well run company. It's a decentralized company. It's one which lets its people do their job. And Nick and I and Ken have spent a lot of time on how to integrate this. And I can tell you that I'm very excited about not only the fit that you see from a capability standpoint, but the fit you see from a cultural standpoint. I think this will energize our employees. And really enable them to continue to work on the cutting edge which is really where Veridian works and has worked for the better part of 50 years.

So I'm thrilled by this. I think it's a great move. I think our customers, the U.S. government has a new major player to turn in as the transformation that we're seeing across the national security markets of the country unfold in defense, in intelligence and homeland security. I think it's going to be a great story and a great play. Thank you.

NICK CHABRAJA: I thought I'd share with you some of the financial information that we gleaned during the course of due diligence some of which you may have. Veridian has twice now in the last 60 days given the public guidance increasing their guidance each time. This is may be a little deeper look as a result of our due diligence activity.

The numbers that you are looking at for '03 and '04, do not assume in any respect revenue synergies between General Dynamics and Veridian. Nor do they assume any cost curtailment as a result of the transaction. And there are obviously opportunities in each area.

We can take the EBIT and EBITDA reflected on this chart for '03 and '04 and see what it looks like from a transaction metric point of view. You can see that it's 1.14 times estimated 2004 sales, 14.1 times EBIT and 12.2 times EBITDA. The -- let's spend a moment on these metrics. Certainly, that's not the way you buy businesses, right. But I've seen some comments in the early press on this as being pricey. I supposed that's when compared to platform businesses. But if you're familiar with transactions that have occurred in this space lately, some of them by our significant colleagues and competitors, they've been at metric multiples in excess of these. And I'll let you do your own research on that. Some of the analysts who cover this space had them all ready yesterday.

But let me just say I think it was a full and fair price for the Veridian shareholders. But it was justified by the quality of the company, the business, and the technology. The reasonableness of a rather exciting growth forecast and frankly the low cost of money. After the transaction, we'll have a debt to cap in the 42 to 43 percent range, but net debt to cap be in the 37 to 38 percent range still leaving us with an extraordinary high quality balance sheet and appropriate credit rating.

That having been said, I'm pleased to take your questions. Ray, do we alternate between those ...

RAY LEWIS: First we'll take a couple from the floor and then a couple from the phone and alternate.

NICK CHABRAJA: Sam was the first hand up. Sam Pearlstein (ph).

RAY LEWIS: Sam, can you wait for a microphone?

OPERATOR: Ladies and gentlemen, if you do have a question or a comment from the phone line at this time, please press one followed by four on your touch-tone phone. If at any point your question is answered, you may remove yourself from the queue by pressing the pound key. Again, ladies and gentlemen, that's one followed by four.

UNKNOWN MALE #1: ... It generates 40, $50 million of actual cash every year. You know, is that -- is it much higher than that?

UNKNOWN MALE #2: Yes.

UNKNOWN MALE #1 (?): I'm trying to figure out how do you justify this (INAUDIBLE) cash.

NICK CHABRAJA (?): Yes, you're light. You're light. I mean take the -- take the EBITDA -- I mean take the EBIT and tax affect and you become pretty close.

This, on a cash basis, is going to be an internal rate of return about 10 percent after tax without synergies. So we have a going in 10-percent kind of feel and some opportunity here to top (ph) it.

UNKNOWN MALE #1 (?): OK. Thank you.

NICK CHABRAJA (?): But I'm talking about cash-on-cash. Myer (ph)? Right there.

MYER (ph) (?): It might be too early to tell. But anything you can say about both GAAP intangibles that are going to be created here and the cash impact of any tax deductible goodwill given that the book value is going to be quite low?

NICK CHABRAJA (?): Too early to tell. I mean on the intangibles and goodwill. We've made some assumptions in crude estimates of accretion here. But I think that'll get solved in the next 30 days.

UNKNOWN MALE #2: Take one (ph) from the phone, sir.

NICK CHABRAJA (?): OK.

OPERATOR: Thank you. Our first question is coming from Harry Breach of Bank of America.

NICK FOTIGIL (ph), BANK OF AMERICA: Hello. Good morning. It's Nick Fotigil (ph) of Bank of America here. A quick question for Nick firstly and then another one for David, if that's all right.

The first one is, Nick, how do you see the integration process of Veridian actually panning out over the next, I would say six months to a year, if you could walk us through that?

And then the second question to David is as you're quite close to it, what's the homeland security market actually looking like at the moment and when do you think the government may be making its decision as to how it's going to apportion its funds?

NICK CHABRAJA: You know what? I'm going to turn both of those over to Ken in the first instance and then David.

We're -- Nick, on the integration question, we're just going to work on that together and we have a little time to do that. You have a very nice fit here between two of our existing businesses and Veridian. I mean it cries out at you. But how we'll actually go about that process, we fortunately have some time to work it.

And I can tell you at the outset that David is an extraordinary partner in this regard. Our initial meetings together on this subject, he's been at pains to identify talent in his organization and help us with the transition of his work force.

But, Ken, do you want to speak to that at all? And then, David, comment on...

KEN DAHLBERG: Actually you did a very good job of not (ph) answering.

But we did the last year-and-a-half looked at the marketplace and realigned our businesses to focus into the C4ISR space. I've said that time and time again to many of you and also to the burgeoning IT services in homeland security.

So now we have a business that's north of a billion dollars as it's focused entirely in the ISR arena. So naturally three of the four businesses that report to David fit very, very nicely in that -- in that unit.

And then the recent acquisition of Signal in the IT services space, we feel adds a lot of capability to our $1.2 billion network systems IT services and, you know, different customers but still DOD focused on the whole (ph) OSB (ph) space.

At homeland security, you know, we're, kind of, dipping our toe. I keep telling people, you know, we're looking to follow the money. We've got one of the largest contracts out of homeland security, the Coast Guard, $650 million, we call it Rescue 21, that is the launch program, the real critical program for GD to really exploit more of its capabilities into that.

What David and his team bring is a lot of capabilities at the first responder level with critical knowledge and decision support tools, along with, of course, the whole Kembaya (ph) and nuclear detection capabilities.

And trying to harness that across all of GD, we think will really create some leverage and opportunity for us in what is definitely going to be a growing market but it's quite embryonic at this point.

David?

DAVID LANGSTAFF: To your -- to your question on homeland security, I think you know Veridian increased its guidance not too long ago, coming off of what was already a very strong both fourth quarter and first quarter performance.

One of the reasons for that is that is that we are seeing dollars flowing out of homeland security in the civilian government coming sooner than we expected.

If those -- again, those of you who follow the Veridian break (ph) or business mix, you'll see that our Fed/Civil (ph) segment grew more rapidly than the rest of our business. And again, it was fueled by homeland security.

I think the government is still figuring out where the money is going to go. What you can count on is that it is a priority of the government. It's one which will see continued dollars. There is an issue as to where the dollars will stick, whether they'll be at the federal government or state and local. The needs are there across the board.

And what I'm confident in is that the kind of work that Veridian does is right at the heart of what needs to be supportive -- supported. It's information, security, the Kembaya (ph) nuclear work, which is a terrific opportunity for us and then very importantly, this information sharing.

It's the -- it's the -- providing the ability of the different federal customers to connect with each other, if you will, connect the dots. And we're seeing growth there, as well.

So I think it's a strong market. The dollars are flowing sooner. There are still issues to be worked out, without a doubt. They're clearly trying to merge 22 different agencies into one new department.

And I can tell you that Veridian's presence in this new department of homeland security, as well as dealing with security issues in the rest of the federal government is quite significant and I think a great growth opportunity.

NICK FOTIGIL (ph): Great. Thank you very much.

OPERATOR: All right. Thank you. Our next question from the phone line is coming from Chet Luy of Barclays.

CHET LUY, BARCLAYS CAPITAL: Hi. Good morning. It's Chet Luy from Barclays Capital. Just had two quick questions. First on the credit ratings front, Moody's put your ratings (INAUDIBLE) launch. S&P elected (ph) to follow suit. Can you talk about your capital structure and probably (ph) credit ratings going forward?

Then my second question is if you could talk a little bit about your plans for permanent financing for this deal, asset sales, you know, any consideration regards to equity issuance. Thank you.

NICK CHABRAJA (?): I think Moody's puts us on watch every time we announce a deal until we can get them some information. It's, I think, their standard practice.

But we've just concluded an offering, a bond offering that they had rated AA. And I think S&P similarly rated it. I don't see anything in this transaction that materially alters our capital structure. And I've given you a little of that information on the call.

I think we'll pay for this -- you might remember that we had a $3 billion shelf registration. And we made a $2 billion offering. We didn't draw down the remainder. We'll probably do that now and then service the remainder out of cash and commercial paper.

CHET LUY: OK. Any asset sale plan?

NICK CHABRAJA (?): Pardon?

CHET LUY: Any non-core asset sale plan?

NICK CHABRAJA (?): No, nothing out of the ordinary, no, certainly not with respect to this transaction. This is a property that for us is almost pure. We have no interest in any divestiture. We don't see any piece of it as non-core.

CHET LUY: OK. And no plans for issuing any equity at all for this deal?

NICK CHABRAJA (?) None whatsoever.

Here in the room, we'll call on Heidi (ph) and then Steve Binder (ph) in the back.

HEIDI (ph): Can you talk a little bit about the revenue synergies more explicitly that you are seeing in terms of the two companies combined? (INAUDIBLE) does it provide programs that you can compete for now that you couldn't in the past?

NICK CHABRAJA: Heidi (ph), I don't want to be more specific. I think that that's what Ken and David spoke to. I mean they spoke to the end-on-end capabilities that enable us to both together participate in larger initiatives and programs.

And I think I'll leave it be at that. We obviously see an opportunity that's ripe here where, as David put it, together we can get to where his vision would have taken him longer to go. So I don't want to be specific about it.

And by and large, when we're talking about some of the customers we have here, I have no ability to discuss those programs with you.

HEIDI (ph): All right. Let's look at this a different way then. Can you -- 40 percent of the sales of Veridian come from time and materials, 37 -- 47 percent is cost plus (ph) and about 13 percent is fixed price.

Can you walk us through the margins, give us some sense even just through (ph) general -- through (ph) your IS&T (ph) margins, are they greater than, equal, then (ph) less? Give us some sense to where the money is made out of those sales.

NICK CHABRAJA: Sure. Sure. Veridian's margins on average are well below ours. You know what ours are and you know what theirs are. It's public information. They've been running at or about eight percent. Ours have been double digit. We think there's opportunity there, particularly on the cost side.

And, you know, the revenue synergies we've just alluded to bring with them opportunity and larger programs with a different role for a greater fee.

HEIDI (ph): But does the time and materials have lower margins? Is it fair to understand that if (ph)...

NICK CHABRAJA: No. Don't go their, Heidi (ph). This is all pretty much running about steady state.

HEIDI (ph): And one last question, Nick, that's more of a devil's advocate question for you. But you have shown analysts in the past charts of General Dynamics P/E rations. And you've said, you know, when I'm trading at, kind of, 10 to 15 times, I'm buying stock when I'm up in the 20 times, I'm making big acquisitions.

So here you are at the lower valuation. You're making, sort of, a large acquisition. If you compare this versus share buyback, it doesn't look as accretive. Can you walk us through a little bit...

NICK CHABRAJA:  You missed the message, Heidi (ph).

HEIDI (ph):  Well...

NICK CHABRAJA: It's when -- it's when the P/E multiple is low, I repurchase shares, which I've been doing. When the P/E multiple is beyond historic norms, I use the security to make acquisitions. You make acquisitions to deploy capital and also to strengthen your business. And when it's a cash acquisition, it's insensitive to your P/E multiple. OK.

And, you know, some people will ask me well gee, is the most accretive thing you can do is to repurchase your on shares? That's true. And they'll say why don't you do that exclusively?

And there's an absence of balance in that, isn't there? One needs to grow your business, protect it, enhance it, particularly when you participate in a market as we do in IS&T (ph) that has tremendous growth potential and is fragmented and is consolidated. We would be foolish, absolutely foolish not to deploy capital into this market right now.

HEIDI (ph):  OK.  Great.

NICK CHABRAJA:  Steve (ph) had his hand up earlier.  Yes.

STEVE BINDER (ph): Hey, Nick. You've talked about strategical requirements at IS&T (ph) at the past that you plan to -- you know, that acquisitions are still important for that business, combat, marine and so forth.

Can you maybe touch on giving the balance sheet now (ph) and give the leverage of the company and just follow-up on Heidi's (ph) question, you know, given the fact that you've generally like to, in the past, operate with a relatively conservative balance sheet.

You know, do you still have strategic needs, strategic meaning, you know, half-a-billion to a billion dollar acquisition? Do you still have half-a-billion to a billion dollar acquisition opportunities out there over the next 12 months or do you think you, kind of, go through a quiet period here?

NICK CHABRAJA: Well, you know, I can't predict that, Steve (ph). But certainly no one's business is perfect. And we have requirements. There are gaps in our capabilities that we like to fill that we're always looking at.

But I don't think anything needs to be done in a hurry. This is a perfectly strong business. And we'll watch the market and make capital deployment decisions consistent with a very strong balance sheet.

STEVE BINDER (ph): In a follow-up, you know, this is a fairly large deal for IS&T (ph). Go back in time with Veridian and GTE and Motorola and this deal, just wondering, if you look at tradeoff between opportunity and valuation -- right -- what you paid versus the upside potential as far as revenues and margin, how would you rank this acquisition right now of those four?

NICK CHABRAJA: I don't know that I'd want to do that, Steve (ph). I think as -- you know, it's certainly very important and particularly important to our ISR capabilities as you mature, as your business matures, the fits are increasingly difficult.

When we acquired GTE, we were writing against an open scoreboard. Right? Take a pick. We had ATS (ph) in the Veridian businesses and we could have fit most anything into that. So my objective was to get more and get a good deal.

As it turned out, we got three terrific businesses around which we have grown. We fit Motorola into the tactical com side of the business. This one is more driven toward the ISR side and a little piece for our network business.

So we're taking what's been core, that's been developed over a year and doing what we've always done, broadening it, broadening our capabilities and adding on. So I don't know that I ought to get drawn into saying which one was more important. It's always the next one that's most important.

George (ph), right down here.

GEORGE (ph): Nick, you or Dave could maybe just go through -- you said you -- that this business doesn't compete against your current business. What businesses does it compete? I mean are there bigger players, are there smaller players that are out there? Just give us some flavor on...

NICK CHABRAJA:  Yes.

GEORGE (ph):  ... who the competition is.

NICK CHABRAJA: I'm going to have Dave join me with this one because he should speak to his competitors. But as part of this transaction, you know, we wanted to be certain that our view was correct, that we didn't have regulatory hurdles that we didn't anticipate.

And as best we can tell and we've parsed this a little, we're not accustomed to competing with each other and have, on occasion, have participated together teamed. But we're not in each other's space directly. But I'll let Dave speak more to that.

DAVID LANGSTAFF: This is me (ph). It's a remarkable fit in that regard. We both do some information security work. We know each other there. We team together in that area. I think we bring certain technologies and capabilities in the ISR arena, which you don't find with other IT service companies, which we can leverage to a certain point.

But with now the strength of a GD, this is going to, I think, open up a whole set of opportunities that perhaps GD couldn't have gone after but also which we couldn't have gone after to the same extent, so again, a terrific fit there.

The kinds of companies that we will compete with will be divisions of the major aerospace companies. So in that sense, certainly in the ISR field, our competitors are the same competitors hat GD would have. But because of the complimentary skill fit, we haven't really competed with each other there.

We compete on the -- in our IT service business with other straightforward IT service firms. And again, this is not an area where we've run into GD. We serve the Coast Guard as they do but again in different areas.

And I think the key thing to remember here is that the federal government is gigantic. And even within certain customers, we'll each have our roles and relationships.

And therefore, there's a lot of -- there's a lot of room to share customers without really competing. I think that gives you a flavor of our competition. We run into all sorts of other players. But it's, I think, the normal cast of characters.

UNKNOWN MALE #3:  We'll take a question from the phones now.

OPERATOR: Thank you. We do have a question coming from the phone line from Kia Vonrmohr of SG Cowen.

KIA VONRMOHR, SG COWEN:  Yes.  Thank you very much and congratulations.

NICK CHABRAJA (?): Kia, did you get the pronunciation of your name?

KIA VONRMOHR:  Yes.  Yes.

NICK CHABRAJA (?): We know who you are.

KIA VONRMOHR: OK. Terrific. Using the numbers you've put up, a billion two (ph) and a billion four (ph) -- and this is for David -- those are a little bit more aggressive than I think you were giving for this year and you haven't provided guidance for next year, but you're really implying about 17 percent growth, which implies some acceleration. Could you share with us, David, which sectors is it coming from? Is it really kind of expansion of your biggest contract with that customer and is engineering growing a little bit less quickly, you know, because it looks like the total is 17 percent?

NICK CHABRAJA: Kia, we're going to have David answer that, but to be fair, David didn't put those numbers up -- I did. And I put them up as a result of our due diligence. They are somewhat modestly in excess of his most recent guidance, and as you would expect, he had a little bit in his pocket. I suspect this company can do even better, but, David?

DAVID LANGSTAFF (?): Yes, Kia, you know us. We've made a point of trying to provide as open a sense of the state of our business. As a new public company, we've wanted to always deliver on our -- on the -- on the guidance we've provided, and we've done that every quarter that we've been public.

We -- when we upgraded our guidance -- again, it's coming off of very strong organic growth performance. We feel, as we indicated in the last conference call, there is traction being gained in homeland security. In our -- in our operation, we're seeing balanced growth. We're having double-digit growth in all of our four divisions. The guidance we've provided, again for '04, is to indicate certainly strong mid-teen growth, which we feel very confident about. As you know, our largest contract is one where the customer has told us they will extend it on a sole source (ph) basis, and we're still waiting for the paperwork to follow, but that takes it out of this year and into next year certainly.

So, there're just -- there're just a lot of little things that are falling in place that give us continued confidence about the business of Veridian without consideration of the opportunities that now we can pursue with General Dynamics.

I've been direct with all of you with regard to our strategy, and one of our strategies is to broaden our addressable market, and we've been doing this in a couple of ways. One is by leveraging the capabilities within Veridian across the whole company to go after larger contracts that none of our heritage companies could have gone after on their own. You now just extend that philosophy, which fits beautifully into the GD culture and operating philosophy, and we extend the capability across not just Veridian but the ISNT (ph) activities of GD, and I think that's going to open up an even bigger market for us.

The other way in which we're looking to expand our market is to play an increasingly significant role with the major aerospace primes on national intelligence programs. And again, Veridian has some rather unique, very attractive technologies that play into that arena, all of which is classified. But with GD with us and the relationships that not only Veridian has with big aerospace but that GD has with the other larger aerospace companies, we see this as only an enhancement of, again, that market opportunity.

So, I'm very bullish on this. I think the opportunities are now. What I feel very good about is that for Veridian, we felt it would take a few years to get there from here. Even at a billion dollars as one of the larger players, we're still not as big as perhaps we would need to be to really capitalize on the opportunities in this market right now. And I think we can now bring forward a lot of those opportunities in homeland security and defense and intelligence with GD leveraging that and I think you'll see it in accelerating growth.

KIA VONRMOHR: Just one last follow-on -- it would look like that, you know, you have a terrific business fit particularly in terms of intelligence customers. Without being specific, are there, you know, opportunities available that by having your joint capabilities, you'll be better positioned, you know, specifically in the Intel (ph) area over the next year or so?

NICK CHABRAJA: The easiest answer for that one, Kia, is, "Yes," and it really helped drive the deal, right? That's where we were both focused.

KIA VONRMOHR:  OK, excellent.  Thanks again and congratulations.

UNKNOWN MALE #3 (?): Take one more from the phone?

NICK CHABRAJA: One more from the phone, and then we're -- Howard (ph), you're next.

OPERATOR: All right, thank you. Our next question is coming from Lloyd Zeitman of Bernstein Investments.

LLOYD ZEITMAN, BERNSTEIN INVESTMENTS: Good morning. A question about the backlog -- at the end of the first quarter, I see Veridian had a backlog of 2.6 billion -- 519 million funded. Could you comment on the status of that 2.1 billion that's not as yet funded and the prospects for that?

NICK CHABRAJA: Sort of the nature of the beast, but I'll have David speak to that. It's typical of what we see in this space. But David, you go ahead.

DAVID LANGSTAFF (?): I mean Nick is exactly right. We -- you know, again, we had a -- we had a nice increase in our backlog in Q4. The Q1 backlog, which is normally a soft time, still increased. We think that's going to be a continued story of good improvement in backlog. But the split between funded and unfunded at any point in time we will have between three and five months of our backlog funded. And as Nick says, that's -- that goes with the territory.

We tend to take a very conservative approach to backlog. We put in backlog only what we see. We don't make general assumptions about what we might win on IDIQ
(ph) contracts and such. Until we see the work, it doesn't go into backlog.

Another point that I've made to analysts is that the intelligence community tends to -- well, let me say it this way -- the work that we do in the intelligence community tends to be understated in our backlog because of their common practice of simply extending contracts rather than re-competing them on set timetables. And given the large amount of work that we do have in the intelligence community, that certainly plays into our backlog numbers, but what you see there is perfectly normal.

LLOYD ZEITMAN:  Thank you very much.

NICK CHABRAJA: Let me add that we were perfectly impressed with the conservative treatment of the IDIQ (ph) contracts much in the nature of the way General Dynamics approaches that.

Howard (ph)?

HOWARD (ph): Thank you, Nick. Two things -- first, when one looks at the capital employed by General Dynamics, you have around 37 or so days outstanding on your receivables, whereas I think Veridian's are a little over 80. So, one place that I'm sure there can be a little bit of cash to help with the payment of the deal is going to be in managing receivables a little bit better.

Could you -- could you address that first?  And then I have another ...

NICK CHABRAJA: Howard (ph), what do you want me to say? We appreciate your help working our return on investment capital, and David accepts in all humility the admonition that you've just offered on operating working capital. We appreciate the identification and the opportunity.

HOWARD (ph): Well, I guess the answer to that is, "OK, next?"

Then, can we address the deal just for a moment? Is there a breakup fee and what motivated Veridian to sell after going public just a short while ago?

DAVID LANGSTAFF (?): I think -- terms of the deal -- the 8-K's been filed. I think you could find all of that there. There is -- there is a breakup fee. There are -- you know, language in there, so just check the filing there.

Why did Veridian sell? First, Veridian was never for sale. And, you know, it's an interesting experience -- we feel that we became public at the right time. We have been, I think, a very successful public company. We have taken seriously not only the work we do with our customers, but the relationship we've built with Wall Street. And we also take seriously the principles of good governance. And those of you who have followed us, you see we've published in our proxy statement this just a month ago our principles of governance, but part of good governance is you do the right thing for all your constituents. And while not for sale, Veridian is such a unique company given the technologies that we have, the markets we serve, the clearances we have and such, that we have attracted a lot of attention.

You all know the macro picture and the transformation going on within the military and the intelligence community with IT capabilities and technologies driving a lot of that. That's where we play. Homeland security and now, if you will, extending national security to the civilian side of the government is a completely new market. That's where we play. And what we do plays right into what is needed in these markets. So, it's not -- it's not a surprise that we attracted attention.

What I can tell you is that we had inquiries. There were -- there were companies that made it clear they would be interested in acquiring Veridian. It got to the point where it was the responsible thing to take these to our Board of Directors for them to consider. They followed the kind of good governance principles that you'd expect of us. We looked at what made the most sense, and, in fact, staying independent was very much an option here. But then when GD was part of this and we looked at the fit, we looked at the advantages that could accrue to a combined business, GD, of course, makes its own decisions on value, we felt that it was an important -- certainly an important consideration, certainly fair value for Veridian shareholders, and that we needed to -- we needed to do this deal.

What I then felt was my responsibility, not so much as a Director but certainly as Chief Executive Officer, is to think about our customers and to think about our employees and to be comfortable that this, frankly, was the right thing to do for the country, for the customers that we serve, and for the employees that are part of Veridian. And I can tell you that I'm excited about this opportunity. It's a great, broad platform for our employees. I think they're going to have terrific opportunities now as part of General Dynamics. I think the culture, the operating style are very important parts of this. And I know that we share the same values of customer service and excellence and we take the job of participating in this market of national security very, very seriously.

So, it's important to me to feel that we're doing the right thing for our shareholders, our customers, and employees at the same time -- that we're not really having to choose between those. But that's the process, and I think it's played out as it should.

HOWARD (ph): Nick, I was interested in the second half of your answer to Heidi
(ph) referencing the comparable margin between ISNT (ph) and the current Veridian margin. Is that, indeed, an apples to apples comparison given the substantial difference in sales mix at ISNT (ph)? And how, indeed, could you get a 20 or 30 percent increase in Veridian's margin to make that a double-digit margin going forward?

NICK CHABRAJA: I don't want to talk about that right now. I mean it is a reasonably accurate comparison. I'd have to go parsing to tell you that it's deadnuts (ph) on.

But, you know, we've had a great deal of good fortune raising the margins of the businesses we acquired, and I think here it's going to be a combination of things -- some cost synergies and the participation on the revenue side in a little larger mix of programs with higher award fees.

We'll nibble away at this. Don't go looking for us to run Veridian right up to where some of Ken's businesses are. That took awhile -- a long, long time, as a matter of fact. And I'm always surprised when people ask me, and I get asked regularly, "Tell me about the margin improvement opportunity on ISNT (ph) side." And I'm almost staggered -- I mean I don't know that there are any better anywhere else around. So, ...

HOWARD (ph): But ISNT (ph) has a lot of non-IT services related business contained within that. So, I mean, this is all well known. Isn't it sort of fair to say that the -- that the margin there might benefit from some of the classified and sensitive businesses within there or even the non-classified pieces that are -- that are component related?

NICK CHABRAJA: Look, let's take the margin for what it is. I'm not here today speculating about where we're going to drive margins. Veridian margins are what they are, and we'll take a good, hard look about what we might do to make it more profitable - just what you'd expect us to do.

UNKNOWN MALE #3 (?): We'll take a question from the phone?

OPERATOR: Thank you. Our next question from the phone line is coming from Brian Beargie of Bank One.

BRIAN BEARGIE, BANK ONE: Hi. I was wondering if I could follow up on Jeff's (ph) comment earlier this -- in the call. If you look at your balance sheet right now, where's your sweet spot as far as where you want your capital structure to be? Obviously, the last few acquisitions, you've stretched your leverage coverage ratios from where they historically were. You know, if we're -- if we're looking five years out from the - you know, where's your -- where's your perfect sweet spot? Where do you want to be rated? Where's your leverage goal
(ph) -- things of that nature?

NICK CHABRAJA: We like where we're rated right now, and I wouldn't call this a stretch. I think we've historically been under-leveraged, frequently been admonished by the financial community for being under-leveraged, have under-performing assets. I think that this is a very responsible ratio, given the cash flow of this company, where we are right now. Could we handle a little more debt? Probably so and be comfortable. But I'm not going there (INAUDIBLE) until I have a - until I have a transaction in front of me that I can evaluate.

BRIAN BEARGIE: You're saying that you think you can handle a little more debt at the current rating?

NICK CHABRAJA: Yes, given a -- given a real world circumstance, I'll look at that. I don't have one in front of me.

BRIAN BEARGIE: OK. But just as far as, you know, your capital structure, ratings aside, where -- you know, where's the sweet spot for where your debt to cap if you're suggesting that you're comfortable at the 40 ...

NICK CHABRAJA:  No (ph), ...

BRIAN BEARGIE:  ... percentage ...

NICK CHABRAJA: ... we have a net debt to cap below 40 percent right now. I'm very comfortable. The coverage is extraordinary. I mean it's just not an issue for me right now. I think the bigger issue is how we're going to phase the debt. In other words, what will it's duration be? Average duration. As we take down some, where are we going to fit it into the quilt and we'll deal with that over the next thirty days or so.

BRIAN BEARGIE:  OK.  Thank you.

OPERATOR: Thank you. We do have another question from the phone lines coming from Bill Reed of Deutsche Bank.

BILL REED, DEUTSCHE BANK: I hate to keep beating a dead horse but as a debt analyst I agree with you. Your credit measures pro forma for this transaction are very strong but it begs the question of, you know, the debt holders who borrowed -- who lent money less than a month ago are now faced with a credit watch listing. Right or wrong? So I guess what I'm trying to get a sense of is if you're comfortable with where you are now, how far would you stretch for the next good acquisition or are you in a digestion mode?

NICK CHABRAJA: We're in a digestion mode and I'm not going to speculate about the next transaction as I have indicated that is not now in front of me. So you are beating a dead horse.

UNKNOWN MALE #3 (?): We'll take the last -- we'll take the last question for today's events from the floor. We have a question here.

JOHN (ph) (?): Nick, I guess the Veridian acquisition; you did a MPV (ph) calculation. What kind of growth assumptions are you using to, you know, for the next three, five or ten years for Veridian?

NICK CHABRAJA: The growth assumptions in the plan years come right out of their operating plans and the guidance they gave us during due diligence and management presentations that were, as far as we were concerned, rooted in the bedrock of their programmatic activity and technology. So those assumptions through about 2006 or so are those that have previously been described -- double digits.

I'm not going to provide you with any guidance about how I did the terminal value calculation other than to say it was much more modest assumptions going forward. You can run that yourself, John (ph).

UNKNOWN MALE #3 (?): Thank you very much, Nick.

END